Exhibit 99.2
Investor Update - July 21, 2011

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated and mainline operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2010. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES - MAINLINE
Forecast Information

	Forecast Q3 2011	Change Y-O-Y	Forecast Full Year 2011	Change Y-O-Y
Capacity (ASMs in millions)	6,930	6%	26,400 - 26,600	8% -9%
Cost per ASM excluding fuel and special items (cents) (a)	7.3 - 7.4	(2)% - (3)%	7.6	(3)%
Fuel gallons (000,000)	90	5%	345	8%
Economic fuel cost per gallon (b)	$3.38	43%	(b)	(b)

(a)	Our forecasts of mainline cost per ASM excluding fuel are based on forward-looking estimates, which will likely differ from actual results.

(b)
Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates. Our economic fuel cost per gallon estimate for the third quarter includes the following per-gallon assumptions:  crude oil cost - $2.39 ($100 per barrel); refining margin - 88 cents; taxes and fees - 18 cents; benefit of settled hedges - 7 cents.  Full-year estimates would not be meaningful at this time.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold) (a)

	July	August	September
Point Change Y-O-Y	+1.0 pt	-1.5 pts	+1.5 pts

(a)	Percentage point change compared to the same point in time last year.

AIR GROUP - CONSOLIDATED
Forecast Information

	Forecast Q3 2011	Change Y-O-Y	Forecast Full Year 2011	Change Y-O-Y
Capacity (ASMs in millions)	7,730	5%	29,600 - 29,800	6.5% - 7.5%
Cost per ASM excluding fuel and special items (cents) (a)	8.2 - 8.3	(1)% - (2)%	8.45	(4)%
Fuel gallons (000,000)	103	2%	397	5%
Economic fuel cost per gallon (b)	$3.38	43%	(b)	(b)

(a)	Our forecast of cost per ASM excluding fuel is based on forward-looking estimates, which may differ from actual results.

(b)	Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates. Full-year estimates would not be meaningful at this time.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold) (a)

	July	August	September
Point Change Y-O-Y	+1.0 pt	-1.0 pt	+1.5 pts

(a)	Percentage point change compared to the same point in time last year.

Future Financing and Debt Prepayment
In July 2011, we financed six Bombardier Q400 aircraft that were delivered earlier this year, generating $106 million of net proceeds. We expect to use the proceeds to prepay existing company debt during the remainder of the year. There should be no material incremental debt as a result of these transactions.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $18 million in the third quarter of 2011. This includes costs of approximately $6 million associated with the prepayment of certain aircraft debt.

AIR GROUP - CONSOLIDATED (continued)

Capital Expenditures
Total expected gross capital expenditures for 2011 and 2012 are as follows (in millions):

	2011	2012 (a)
B737 aircraft-related	$205	$313
Q400 aircraft-related	125	2
Total aircraft-related	$330	$315
Non-aircraft	55	55
Total capital expenditures	$385	$370

(a)	Preliminary estimate, subject to change

Firm Aircraft Commitments
The tables below reflect the current delivery schedules for firm aircraft as of July 21, 2011:

	Remaining 2011	2012	2013	2014	2015	Total
Boeing 737-800	—	6	3	1	2	12
Boeing 737-900ER	—	—	6	7	—	13
Totals	—	6	9	8	2	25

In addition to the firm orders noted above, Air Group has options to acquire 42 additional B737 aircraft and 10 Q400 aircraft.

Projected Fleet Count

		Actual Fleet Count		Expected Fleet Activity
Aircraft	Seats	Dec. 31, 2010	Jun. 30, 2011	Remaining 2011 Changes	Dec. 31, 2011 (b)	2012 Changes	Dec. 31, 2012 (b)	2013 Changes	Dec. 31, 2013 (b)
737-400F (a)	—	1	1	—	1	—	1	—	1
737-400C (a)	72	5	5	—	5	—	5	—	5
737-400	144	24	24	—	24	(3)	21	—	21
737-700	124	17	17	—	17	—	17	—	17
737-800	157	55	58	—	58	6	64	3	67
737-900	172	12	12	—	12	—	12	—	12
737-900ER	178 - 184	—	—	—	—	—	—	6	6
Q400	76	41	49	(1)	48	—	48	—	48
CRJ-700	70	13	—	—	—	—	—	—	—
Totals		168	166	(1)	165	3	168	9	177

(a)	F=Freighter; C=Combination freighter/passenger

(b)	The expected fleet counts at December 31, 2011, 2012 and 2013 are subject to change.

AIR GROUP - CONSOLIDATED (continued)
Future Fuel Hedge Positions (a)
We use both call options on crude oil futures and swap instruments on LA Jet refining margins to hedge against price volatility of future jet fuel consumption. We have refining margin swaps in place for approximately 50% of our third quarter 2011 estimated jet fuel purchases at an average price of 75 cents per gallon. Our crude oil positions are as follows:

	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
Third Quarter 2011	50%	$86	$11
Fourth Quarter 2011	50%	$86	$11
Remainder Full Year 2011	50%	$86	$11
First Quarter 2012	50%	$88	$12
Second Quarter 2012	50%	$93	$13
Third Quarter 2012	43%	$94	$13
Fourth Quarter 2012	38%	$92	$13
Full Year 2012	45%	$92	$13
First Quarter 2013	33%	$93	$14
Second Quarter 2013	27%	$92	$15
Third Quarter 2013	22%	$95	$15
Fourth Quarter 2013	16%	$97	$15
Full Year 2013	24%	$94	$14
First Quarter 2014	11%	$100	$15
Second Quarter 2014	6%	$99	$15
Full Year 2014	4%	$99	$15
(a) All of our future oil positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases. With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts.

Fuel Price Sensitivity
Given our current fuel-hedge portfolio and actual fuel costs through June 30, 2011, the following table depicts the sensitivity of fuel prices under various crude oil and refining margin future prices for the full year 2011:

		Crude Price per Barrel
		$80	$90	$100	$110	$120
Refining Margin (cents per Gallon)	60	$2.96	$3.05	$3.12	$3.18	$3.24
	70	$2.99	$3.09	$3.16	$3.22	$3.28
	80	$3.03	$3.13	$3.20	$3.26	$3.32
	90	$3.07	$3.17	$3.23	$3.29	$3.35
	100	$3.11	$3.20	$3.27	$3.33	$3.39